Exhibit 3.175

OPERATING AGREEMENT

OF

SAFEWAY GIFT CARDS, LLC

THIS OPERATING AGREEMENT (the “Agreement”) of Safeway Gift Cards, LLC, an Arizona limited liability company (the “Company”’), is made and entered into as of the 22nd day of February, 2006 by Safeway Inc., a Delaware corporation (the “Member”), its sole member.

1. Formation of Limited Liability Company. The Member has formed an Arizona limited liability company under the name “Safeway Gift Cards, LLC” pursuant to the provisions of the Arizona Limited Liability Company Act as it may be amended or succeeded from time to time (the “Act”). The rights and obligations of the Member and the administration of the Company shall be governed by this Agreement and the Act. To the extent this Agreement is inconsistent in any respect with the Act, the Agreement shall control.

2. Purpose. The Company may engage in any and all businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the Act).

3. Term of Company. The Company commenced on the date the Articles of Organization were properly filed with the Secretary of State of the State of Arizona and shall exist in perpetuity or until its business and affairs are earlier wound up following proper dissolution.

4. Management of Company.

A. Management by Managers. The business, property and affairs of the Company shall be managed by a board of managers selected by the Member as provided in §29-681 of the Act. The board of managers may also utilize the name “board of directors” if so elected by the Member (the “Board of Managers”). The Board of Managers shall serve at the pleasure of the Member. Each member of the Board of Managers shall be deemed a “Manager” as defined under the Act. If elected by the Member, such Manager(s) may also utilize the title “director.” Unless determined otherwise by the Member, in the Member’s sole discretion, the Board of Managers shall have full, complete and exclusive authority, power, and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, property and affairs including, without limitation, the power to exercise on behalf and in the name of the Company all of the powers described in the Act. No delegation of authority hereunder shall cause the Member to cease to be a Member.

B. Election of Officers and Committees. At any time the Board of Managers may appoint officers of the Company and members of any committees of the Board of Managers under the provisions of this Section 7(B) and Section 7(E) of this Agreement. The Board of Managers may designate committees of less than all the members of the Board of Managers, appoint Managers to such committees and grant any such committees the power and authority (to the extent permitted by law, the Company’s Articles of Organization, as in effect, and this Agreement) as may be provided by resolution of the Board of Managers.

C. Meetings of Managers. Meetings of the Board of Managers or any committees of Managers may be called by any Manager. All meetings shall be held upon two (2) days notice by mail or twenty-four (24) hours notice delivered personally or by telephone, telegraph or facsimile. A notice need not specify the purpose of any meeting. Notice of a meeting need not be given to any Manager who signs a waiver of notice, or a consent to holding the meeting, or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior to its commencement, the lack of notice to such Manager. All such waivers, consents and approvals shall be filed with the Company records or made a part of the minutes of the meeting. A majority of the Managers present, whether or not a quorum is present, may adjourn any meeting to another time and place. If the meeting is adjourned for more than twenty-four (24) hours, notice of any adjournment shall be given prior to the time of the adjourned meeting to the Managers who are not present at the time of the adjournment. Meetings of the Board of Managers may be held at any place within or outside of the State of Arizona which has been designated in the notice of the meeting or at such place as may be approved by the Board of Managers. Managers may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Managers participating in such meeting can hear one another. Participation in a meeting in such manner constitutes a presence in person at such meeting. A majority of the authorized number of Managers constitutes a quorum of the Managers for the transaction of business. Every act or decision done or made by a majority of the Managers present at a meeting duly held at which a quorum is present is the act of the Board of Managers. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Managers, if any action taken is approved by at least a majority of the required quorum for such meeting. Any action required or permitted to be taken by the Board of Managers may be taken by the Managers without a meeting, if all of the Managers consent in writing to such action. Such action by written consent shall have the same force and effect as a unanimous vote of such Managers. The provisions of this Section 7(C) govern meetings of the Board of Managers if the Managers elect, in their discretion, to hold meetings, however, nothing in this Section 7(C), or in this Agreement, is intended to require that meetings of the Board of Managers be held, it being the intent of the Member that meetings of the Board of Managers are not required. The provisions of this Section apply also to committees of the Managers appointed under Section 7(B) above and actions taken by such committees.

D. Election of Managers.

(i) Number, Term, and Qualifications. The Company shall initially have a Board of Managers consisting of four (4) Managers, each of which shall be selected by the Member. The number of Managers of the Company may be increased or decreased from time to time by the Member. Unless he or she resigns or is removed, each Manager shall hold office until a successor shall have been elected and qualified.

(ii) Resignation. Any Manager may resign at any time by giving written notice to the Member and the remaining Managers without prejudice to the rights, if any, of the Company under any contract to which the Manager is a party.

(iii) Removal. All or any lesser number of Managers may be removed at any time, with or without cause, by the Member. Any removal shall be without prejudice to the rights, if any, of the Company under any contract to which the removed Manager is a party.

E. Officers. The Board of Managers may appoint officers at any time. The officers of Company, if deemed necessary by the Board of Managers, may include a Chief Executive Officer, President, Vice Presidents, Secretary, Treasurer, and Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries. The officers shall serve at the pleasure of the Board of Managers and the Member. Any individual may hold any number of offices. No officer need be citizen of the United States. The officers shall exercise such powers and perform such duties as specified in this Agreement and as shall be determined from time to time by the Board of Managers and the Member. In addition, unless otherwise determined by the Member or the Board of Managers, any officers so appointed shall have such authority and responsibility as is generally attributable to the holders of such offices in corporations incorporated under the laws of the State of Arizona.

5. Other Activities. The Member may engage or invest in, and devote its time to, any other business venture or activity of any nature and description (independently or with others), whether or not such other activity may be deemed or construed to be in competition with the Company. The Company shall not have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of the Member (or to the income or proceeds derived therefrom), and the pursuit thereof, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

6. Standards of Conduct. Whenever the Member is required or permitted to make a decision, take or approve an action, or omit to do any of the foregoing, then the Member shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to consider any other interests or factors whatsoever. To the extent that the Member has, at law or in equity, duties (including, without limitation, fiduciary duties) to the Company or other person bound by the terms of this Agreement, the Member acting in accordance with this Agreement shall not be liable to the Company or any such other person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties of the Member otherwise existing at law or in equity, replace such other duties to the greatest extent permitted under applicable law.

7. Limited Liability. Except as otherwise required by any non-waivable provision of the Act or other applicable law, the Member shall not be personally liable in any manner whatsoever for any debt, liability, or other obligation of the Company, whether such debt, liability, or other obligation arises in contract, tort, or otherwise.

8. Contributions. The Member has contributed to the capital of the Company the securities and other property indicated on Exhibit A hereto. The Member may not be required to contribute any additional capital without such Member’s consent.

9. Distributions. Each distribution of cash or other property by the Company shall be made 100% to the Member. Each item of income, gain, loss, deduction, credit and other tax items of the Company shall be allocated 100% to the Member.

10. Capital Accounts. At all times during a No Tax Entity Period (as defined in Section 16 below), the Company shall not be required to establish or maintain capital accounts. At all other times, a capital account shall be maintained for the Member in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv) and 1.704-2.

11. Indemnification, The Company shall indemnify and hold harmless the Member to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts (collectively, “Costs”) arising from any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative, or investigative) (collectively, “Actions”) in which the Member may be involved, or threatened to be involved as a party or otherwise, relating to the performance or nonperformance of any act concerning the activities of the Company. In addition, to the extent permitted by law, the Member may cause the Company to indemnify and hold harmless any managers and/or directors or officers from and against any and all Costs arising from any or all actions arising in connection with the business of the Company or by virtue of such person’s capacity as an agent of the Company. Notwithstanding the foregoing, any and all indemnification obligations of the Company shall be satisfied only from the assets of the Company, and the Member shall have no liability or responsibility therefor.

12. Records. The Member shall keep or cause to be kept at the principal office of the Company the following: (a) a written record of the full name and business, residence or mailing address of the Member; (b) a copy of the Articles of Organization and all amendments thereto; (c) copies of all written operating agreements and all amendments to such agreements; (d) copies of any written and signed promises by the Member to make capital contributions to the Company; (e) copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years; (f) copies of any prepared financial statements of the Company for the three most recent years; and (g) minutes of every meeting as well as any written consents or actions taken without a meeting.

13. Dissolution. The Company shall be dissolved upon the election of the Member. A withdrawal event with respect to the Member shall not dissolve the Company, unless any assignees of the Member’s interest do not elect to continue the Company and admit a member within ninety (90) days of such withdrawal event.

14. Filing Upon Dissolution. As soon as possible following the dissolution of the Company, the Member shall execute and file all notices and other documents required under the Act and any other applicable law.

15. Liquidation. Upon dissolution of the Company, it shall be wound up and liquidated as rapidly as business circumstances permit. The Member shall act as the liquidating trustee, and the assets of the Company shall be liquidated and the proceeds thereof shall be paid (to the extent permitted by applicable law) in the following order: (a) first, to creditors, including the Member if the Member is a creditor, in the order and priority required by applicable law; (b) second, to a reserve for contingent liabilities to be distributed at the time and in the manner as the liquidating trustee determines in its sole discretion; and (c) third, to the Member.

16. Tax Treatment. For federal income tax purposes, at all times that the Member owns 100% of the equity interests in the Company (a ‘‘No Tax Entity Period”), the Company and the Member desire and intend that the Company be disregarded as an entity separate from the Member pursuant to Treasury Regulations Section 301.7701 and corresponding provisions of state law. Accordingly, no election will be made to treat the Company as a corporation for income tax purposes.

17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona, without giving effect to the conflicts of law principles thereof.

18. Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

19. Binding Effect. Except as otherwise provided herein, this Agreement shall inure to benefit of and be binding upon the Member and its respective successors and assigns.

20. No Third Party Rights. This Agreement is intended to create enforceable rights between the parties hereto only, and, except as expressly provided herein, creates no rights in, or obligations to, any other persons.

21. Amendments. This Agreement may not be modified, amended, or terminated except by a written document duly executed by all of the Members.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

MEMBER:		COMPANY:

Safeway Inc.,		Safeway Gift Cards, LLC,
a Delaware corporation		an Arizona limited liability company

	By:	Safeway Inc.,
Its Sole Member

/s/ Bradley S. Fox		/s/ Bradley S. Fox
Name: Bradley S. Fox		Name: Bradley S. Fox
Title: VP & Treasurer		Title: VP & Treasurer

Exhibit A

to the

Operating Agreement

of

Safeway Gift Cards, LLC

Safeway Inc., a Delaware corporation, hereby contributes $100.00 to the capital of Safeway Gift Cards, LLC